Press Release

Contact:
Brian D. Spielmann
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
bspielmann@firstbusiness.bank

First Business Financial Services, Inc. Completes $15.0 Million Subordinated Debt Offering

MADISON, WI – October 4, 2023 – First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq: FBIZ) announced the completion of a private placement of $15.0 million in aggregate principal amount of 8.0% Subordinated Debentures due September 29, 2033 (the “Notes”) to certain of the Bank’s local community investors and other "accredited investors” (as defined under applicable securities regulations) on September 29, 2023. The Company intends to use the net proceeds of the offering for general corporate purposes, including support of the Bank’s growth strategy.

The Notes were structured to qualify as Tier 2 capital for regulatory risk-based capital purposes and bear interest at a fixed annual rate of 8.0%, payable quarterly, in arrears, beginning December 15, 2023. The Notes’ maturity date is September 29, 2033. The Company is entitled to redeem the Notes, in whole or in part, at any time after September 29, 2028, and to redeem the Notes at any time in whole upon certain other events, at a redemption price equal to 100% of the outstanding principal amount of the Notes to be redeemed plus any accrued and unpaid interest up to, but excluding, the redemption date.

“We continue to focus on executing our proven strategy of achieving double-digit revenue growth, driven by like-sized and diversified loan and deposit growth, and our increased capital position will allow us to continue on that path,” Chief Executive Officer Corey Chambas said. “We are pleased to have the enthusiastic support of local investors, whose participation reflects the distinctive depth and strength of First Business Bank’s community relationships.”

Godfrey & Kahn, S.C. served as legal counsel to the Company.

About First Business Bank
First Business Bank® specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC®. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc®. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2022 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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